2005 Annual Report

     The Power Behind Our Technology

Today and Tomorrow

Wound Care Applications Today	Potential Pharmaceutical Applications Tomorrow

Letter to Shareholders

2005 marked the beginning of NUCRYST Pharmaceuticals’ life as a publicly-traded company. Our medical coatings business continued to grow at double-digit rates and our pursuit of pharmaceutical treatments for infectious and inflammatory conditions was significantly advanced during the year. We have an enviable balance sheet with approximately $35 million in cash and no debt, along with a profitable medical coatings business that greatly offsets our pharmaceutical development expenses.

In 2005, we recorded a long list of accomplishments, including:
•	The manufacture of a new Smith & Nephew plc product — Acticoat™ Moisture Control Dressing, which incorporates our proprietary SILCRYST™ nanocrystals

•	Completion of a third medical device coatings production line and the start of a fourth line to keep up with customer demand from Smith & Nephew for its Acticoat™ dressings

•	Progress on customized SILCRYST™ coatings for new materials, such as stainless steel, titanium and polypropylene, opening the possibility for additional medical device coating partnerships beyond wound care

•	Identification and publication of the dermal, anti-inflammatory mechanism of action of our atomically disordered nanocrystalline silver (Brit J Dermatol. 2005; 152:1235-1242)

•	Completion of a tolerance and safety study in children with our active pharmaceutical ingredient, NPI 32101, in a cream formulation and completion of a pharmacokinetic study in adults. These studies suggest that our NPI 32101 cream should be well tolerated

•	Initiation of our second Phase 2 clinical trial of NPI 32101 in a cream formulation in children and adolescents with atopic dermatitis

•	Completion of an initial public offering (IPO) of 4.5 million common shares with gross proceeds of $45 million

We believe our unique silver
can fulfill a large unmet need
for locally applied, broad
spectrum antimicrobial
products that are also able to
kill antibiotic-resistant bacteria
and fight inflammation.
At NUCRYST we develop, manufacture and commercialize innovative medical products that fight infection and inflammation using our patented, atomically disordered nanocrystalline noble metal technology. Healthcare professionals around the world are already using dressings with our SILCRYST™ coatings to combat infection in a wide variety of wound types, including life-threatening burns and chronic wounds.
Our technology enables us to convert silver into an atomically disordered nanocrystalline structure. Naturally occurring silver crystals are generally larger than one micron in size (or 1,000 nanometers) and are referred to as microcrystalline silver. The silver crystals in our nanocrystalline silver are less than 50 nanometers in size and are arranged in an irregular or disordered pattern. In addition to their antimicrobial properties, our unique nanocrystalline silver has exhibited potent anti-inflammatory properties. We believe our unique silver can fulfill a large unmet need for locally applied, broad spectrum antimicrobial products that are also able to kill antibiotic-resistant bacteria and fight inflammation.
Smith & Nephew’s advanced wound care products which incorporate our SILCRYST™ coatings are sold in over 30 countries, including the United States, Canada and Europe, under its Acticoat™ trademark. Smith & Nephew, the world’s leading advanced wound care company, reported that Acticoat™ products were among their fastest growing major wound care products in 2005, with sales increasing by approximately 25 per cent over 2004.
We manufacture the following four Acticoat™ products with our SILCRYST™ coatings:
•	Acticoat™ 3/Acticoat™ Burn Dressings for wounds requiring up to three days of sustained antimicrobial activity;

•	Acticoat™ 7 Dressings for wounds requiring up to seven days of sustained antimicrobial activity;

•	Acticoat™ Absorbent Dressings for wounds with moderate to heavy excess fluid, or exudate, requiring up to three days of sustained antimicrobial activity; and

•	Acticoat™ Moisture Control Dressings for wounds with light to moderate exudate requiring up to seven days of sustained antimicrobial activity.
Acticoat™ is a trademark of Smith & Nephew plc.
SILCRYST™ is a trademark of NUCRYST Pharmaceuticals Corp.

All of these Smith & Nephew products have received U.S. Food & Drug Administration, Health Canada and European regulatory clearance. We continue to work with Smith & Nephew to develop new Acticoat™ wound care products, which incorporate our SILCRYST™ coatings.
Smith & Nephew is pursuing the development and commercialization of products with our SILCRYST™ coatings to treat serious skin wounds. Our long-term agreements with Smith & Nephew provide the benefits of Smith & Nephew’s leading worldwide sales and distribution network, product development expertise and global regulatory capability. Smith & Nephew has exclusive rights to our technology for the field of serious wounds. We intend to maintain our position as a leader in advanced wound care technology by providing Smith & Nephew with access to our technology to continuously improve and expand its existing Acticoat™ product line. When possible, we will leverage our pharmaceutical research to further broaden Smith & Nephew’s Acticoat™ product line.
We are also developing innovative pharmaceutical products to address medical conditions characterized by infection and inflammation. We have developed a powder form of our atomically disordered nanocrystalline silver, which we refer to as NPI 32101. We are currently engaged in a second Phase 2 clinical trial of a topical cream formulated with NPI 32101 to relieve the symptoms of atopic dermatitis, a common form of eczema. More than 15 million people in the United States suffer from atopic dermatitis. We believe that a cream containing NPI 32101 may be well received by physicians and patients because it appears, based on our initial preclinical and clinical trials, to address both inflammation and infection without presenting the serious, drug-related adverse side effects associated with topical steroids and topical immunomodulators. Beyond atopic dermatitis, we believe NPI 32101 may be useful for treating a wide range of infectious and/or inflammatory diseases, including psoriasis, acne and ulcerative colitis.
We have developed an intellectual property portfolio that should provide strong protection for our technology. We have been issued patents in important markets, including the United States, the European Union, Australia, Canada, China and Japan. Our patents cover compositions of matter, manufacturing processes and methods of use.
Beyond atopic dermatitis,
we believe NPI 32101 may
be useful for treating a wide
range of infectious and/or
inflammatory diseases,
including psoriasis, acne
and ulcerative colitis.

We are currently focusing
on the development of
silver-based pharmaceutical
formulations for dermatological
and gastrointestinal conditions
and customized SILCRYST™
coatings for medical devices
beyond wound care.
Our development team of scientists, engineers and technicians has the expertise to take products from conception through development, clinical trials, regulatory approvals and commercial launch. The clinical and commercial success of our SILCRYST™ coatings demonstrates our ability to create, develop, gain regulatory approval and manufacture profitable products that address important medical needs.
We are combining our expertise and intellectual property portfolio to expand the application of our atomically disordered nanocrystalline noble metal technology. We are currently focusing on the development of silver-based pharmaceutical formulations for dermatological and gastrointestinal conditions and customized SILCRYST™ coatings for medical devices beyond wound care. Our strategy is to collaborate with industry leaders to gain the benefits of their global market presence while avoiding the direct costs of developing our own sales and marketing capabilities. Smith & Nephew is an example of the type of leading medical company with whom we will seek to collaborate with respect to our future products.
In summary, 2005 was a year of substantial growth and positive change that positions us well for 2006. We expect 2006 to be another strong year for the company as we continue our efforts to grow our medical device coating business, pursue high-potential pharmaceutical products and build value for our shareholders.
On behalf of the Board of Directors, I would like to thank our employees for their dedication, creativity and commitment to continuous improvement and growth.
Sincerely,
Scott H. Gillis
President & CEO

Board of Directors and Corporate Information

Shareholder Information
Board of Directors
Barry M. Heck1, 2
Non-Executive Chairman of the Board
President & CEO, The Westaim Corporation
Neil Carragher1, 3
Chairman of The Corporate Partnership Ltd.
Dr. Roger G. H. Downer2, 3
President and Vice Chancellor of the University of Limerick
Scott H. Gillis
President & CEO, NUCRYST Pharmaceuticals Corp.
Richard W. Zahn1, 2, 3
Private Businessman and Consultant
1.	Member of the audit committee

2.	Member of the human resources and compensation committee

3.	Member of the corporate governance and nominating committee
Investor Relations
David Wills
Tel: (416) 504-8464
Fax: (416) 504-4042
E-mail: info@nucryst.com
Stock Information
Traded on NASDAQ under the symbol NCSI
Traded on The Toronto Stock Exchange under the symbol NCS
Transfer Agent
Computershare Trust Company of Canada
600, 530   8th Avenue SW
Calgary, Alberta T2P 3S8
Tel: 1-888-267-6555
E-mail: service@computershare.com
NUCRYST Pharmaceuticals
Annual General Meeting
Friday May 5, 2006
10:00 a.m.
Sheraton Boston Hotel
Back Bay Ballroom
39 Dalton Street
Boston, MA
Corporate Information
Executive Officers
Scott H. Gillis
President and Chief Executive Officer
Eliot M. Lurier, CPA
Vice President, Finance and Administration
Paul J. Schechter, MD, PhD
Vice President, Drug Development and Regulatory Affairs, Chief Medical Officer
David C. McDowell
Vice President, Manufacturing Operations
Carol L. Amelio
General Counsel and Corporate Secretary
Offices
Corporate Office and Pharmaceutical Research & Development Headquarters
50 Audubon Road
Suite B
Wakefield, Massachusetts 01880
Tel: (781) 224-1444
Fax: (781) 246-6002
E-mail: info@nucryst.com
www.nucryst.com
Manufacturing and Nanocrystalline Technology Research & Development Facility
10102 — 114 Street
Fort Saskatchewan, Alberta T8L 3W4
Tel: (780) 992-5300
Fax: (780) 992-5301